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                      AMERCO and Consolidated Subsidiaries

Exhibit 12.  Statement Re: Computation of Ratios

                                                     Year end
                                         ---------------------------------
                                         1999   1998   1997    1996   1995
                                         ---------------------------------
Pretax earnings from operations       $  97.6   76.3   83.5    96.2   93.5
Plus:  Interest expense                  73.7   79.4   76.0    67.6   68.6
       Preferred stock dividends         17.4   20.8   16.9    13.0   13.0
       Amortization of debt expense
         and discounts                     .3     .3     .1       -      -
       A portion of rental expense
         (1/3)                           39.6   30.0   28.6    23.0   22.2
                                         ---------------------------------

     Subtotal (A)                       228.6  206.8  205.1   199.8  197.3
                                        ----------------------------------


Divided by:


Fixed charges:
  Interest expense                       73.7   79.4   76.0    67.6   68.6
  Preferred stock dividends              17.4   20.8   16.9    13.0   13.0
  A portion of rental expense (1/3)      39.6   30.0   28.6    23.0   22.2
  Interest capitalized during the
    period                                 .9    2.2    3.4     1.8    1.7
  Amortization of debt expense
    and discounts                          .3     .3     .1       -      -
                                        ----------------------------------

     Subtotal (B)                     $ 131.9  132.7  125.0   105.4  105.5
                                        ----------------------------------

     Ratio of earnings to fixed
        charges  (A)/(B)                 1.73   1.56   1.64    1.90   1.87
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     AMERCO believes that one-third of AMERCO's annual rental expense is a reasonable approximation of the interest factor of such rentals.